Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXX) and related Prospectus of SBA Communications Corporation for the registration of 4,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 3, 2006, except for Note 19, as to which the date is April 12, 2006, with respect to the consolidated financial statements of AAT Communications Corp., included in SBA Communications Corporation’s Current Report on Form 8-K dated April 13, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

November 22, 2006